Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated June 1, 2005 (except for the four paragraphs under the caption “Deferred Compensation Plan” in Note 7 as to which the date is July 12, 2005) relating to our audit of the consolidated financial statements and financial statement schedule appearing in this Annual Report on Form 10-K of Iteris, Inc. for the year ended March 31, 2005 in the previously filed Registration Statements of Iteris, Inc. on Form S-1 (File No. 333-117353), on Form S-3 (File No. 333-121942) and on Form S-8 (File Nos. 333-75728, 333-05735, 333-44907 and 333-30396).

/s/ McGladrey & Pullen, LLP
Irvine, California
July 13, 2005